Exhibit 99.1

Keating Capital Declares $0.0109 per Share Special Dividend

2013 Dividend Payable in January 2014

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--December 19, 2013--On December 19, 2013, the Board of Directors of Keating Capital, Inc. (the “Company”) (Nasdaq: KIPO), a closed-end fund that has elected to be regulated as a business development company under the Investment Company Act of 1940, declared a special dividend of $0.0109 per share.

As of December 30, 2013, the record date of the dividend, the Company will have 9,548,902 shares of common stock outstanding, including shares issued in the Company’s recently completed rights offering. The $0.0109 per share dividend represents a distribution of $104,072 in previously undistributed net gains realized in 2013.

The Company previously paid a special dividend of $0.24 per share for each of the second and third quarters of 2013, representing approximately $4.3 million of net gains realized by the Company during 2013. With this third dividend, the Company will have distributed 100% of its $4.4 million in net gains realized in 2013. For 2013, the Company will have declared dividends totaling $0.49 per share, all of which will be characterized as long-term capital gains.

The cash distribution amount, ex-dividend, record and payment dates are set forth in the table below.

Special Dividend	Amount per Share	Ex-Dividend Date	Record Date	Payment Date
Fourth Quarter 2013	$0.0109	December 26, 2013	December 30, 2013	January 13, 2014

The cash dividend will be payable on the shares of the Company’s common stock outstanding as of the record date of December 30, 2013. Although the dividend will be paid on January 13, 2014, the $0.0109 per share dividend will be treated as a long-term capital gain for 2013.

Keating Capital maintains a dividend reinvestment plan ("DRIP") that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Keating Capital declares a dividend, stockholders who have not "opted out" of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of common stock. Although the Company has a number of options to satisfy the share requirements of the DRIP, it currently expects that the shares required to be purchased under the DRIP will be acquired through open market purchases of common stock by the DRIP plan administrator. The shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator.

About Keating Capital, Inc.

Keating Capital (www.keatingcapital.com) is a closed-end fund (regulated as a business development company under the Investment Company Act of 1940) that specializes in making pre-IPO investments in emerging growth companies that are committed to and capable of becoming public. Keating Capital provides investors with the ability to participate in a publicly traded fund that allows its stockholders to share in the potential value accretion that Keating Capital believes typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital’s current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in “Risk Factors” set forth in Keating Capital’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and subsequent filings with the SEC. Please refer to Keating Capital’s SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital’s website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Investor Relations:
Keating Capital, Inc.
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com